Exhibit 15

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Electronic Transmission Corporation

We have reviewed the accompanying balance sheets of Electronic Transission Corporation as of September 30, 2002, and the related statements of operations for the three months and nine months then ended and cash flows for the nine months then ended. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Whitley Penn

Dallas, Texas
November 12, 2002

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